Exhibit 99.1



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                              Selective Insurance
                              40 Wantage Avenue
                              Branchville, New Jersey 07890
                              www.selective.com


For release on Dec. 14, 2005 at 8:30 a.m. (EST)
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com


                        Selective Insurance Group Names
                           John C. Burville Director

Branchville, NJ - Dec. 14, 2005 - Selective Insurance Group, Inc. (Nasdaq:
SIGI), announced today that John C. Burville has been appointed to its Board of Directors, effective January 1, 2006. He will stand for election by shareholders at Selective's Annual Meeting in April 2006. Mr. Burville is the company's 12th director and meets the Nasdaq requirements for an independent director. He will serve on the Salary and Employee Benefits Committee and the Finance Committee.

"John Burville brings an exceptional level of experience and actuarial acumen to the Board," said William M. Kearns, Jr., Selective's Lead Director and Chairman of the Corporate Governance and Nominating Committee. "We welcome him to Selective and look forward to his contributions as a Director."

Mr. Burville is currently an insurance consultant to the Bermuda government. He has more than 30 years experience in the insurance industry, having served as Chief Actuary and senior rating agency manager for ACE Limited and managing principal for Tillinghast. Mr. Burville attended Leicester University in the United Kingdom where he received a BSc, and a Ph.D. in mathematical logic.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks, and flood insurance policy, administration and claim services. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers claim management services; human resources administration services; and risk management products and services. Selective maintains a website at www.selective.com.

Selective's SEC filings can be accessed through the Investors and Corporate Governance sections of the Company's website, www.selective.com, or through the SEC's EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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